Exhibit 99.1

News Release

CONTACT: Investors/Media Blaine Davis (610) 459-7158 Media Kevin Wiggins (610) 459-7281

For Immediate Release

Endo Pharmaceuticals Announces Resignation of Chief Operating Officer

Chadds Ford, PA – August 12, 2009 – Endo Pharmaceuticals (Nasdaq: ENDP) announced today the resignation of Nancy Wysenski, Endo chief operating officer, effective September 1, to attend to family matters.

David Holveck, Endo’s president and chief executive officer, stated: “I thank Nancy Wysenski for her contributions to the successful transition of Endo over the past two years. She has been instrumental in supporting our strong revenue growth, the diversification of the business and in strengthening our commercial capabilities. I appreciate Nancy remaining with us through the end of August to lead the commercial business and wish her well in her future endeavors.”

Endo has engaged an executive search firm to assist in the search for a new chief operating officer.

About Endo

Endo Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development, sale and marketing of branded and generic prescription pharmaceuticals used to treat and manage pain, overactive bladder, prostate cancer and the early onset of puberty in children, or central precocious puberty (CPP). Its products include LIDODERM®, a topical patch to relieve the pain of postherpetic neuralgia; Percocet® and Percodan® tablets for the relief of moderate-to-moderately severe pain; FROVA® tablets for the acute treatment of migraine attacks with or without aura in adults; OPANA® tablets for the relief of moderate-to-severe acute pain where the use of an opioid is appropriate; OPANA® ER tablets for the relief of moderate-to-severe pain in patients requiring continuous, around-the-clock opioid treatment for an extended period of time; Voltaren® Gel, which is owned and licensed by Novartis AG, a nonsteroidal anti-inflammatory drug indicated for the relief of the pain of osteoarthritis of joints amenable to topical treatment, such as those of the hands and the knees; SANCTURA® and its XR version for treatment of overactive bladder; VANTAS® for the palliative treatment of advanced prostate cancer; and SUPPRELIN® LA for the treatment of early onset puberty in children. The company markets its branded pharmaceutical products to physicians in pain management, neurology, surgery, oncology, endocrinology and primary care. More information, including this and past press releases of Endo Pharmaceuticals, is available at www.endo.com.

1